Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 9, 2013 with respect to the consolidated financial statements of Eros International Plc and subsidiaries for the year ended March 31, 2013 contained in the Post-Effective Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Post-Effective Amendment No. 1 to the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton India LLP

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GRANT THORNTON INDIA LLP
Mumbai, India
November 12, 2013